Exhibit 5.1

TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067

June 20, 2018

Kindred Biosciences, Inc.
1555 Bayshore Highway, Suite 200
Burlingame, California 94010

Re:	Registration Statement on Form S-3 (No. 333-222597); 5,326,314 shares of Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as counsel to Kindred Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 5,326,314 shares of common stock of the Company, $0.0001 par value per share (“Common Stock”), including up to 694,736 shares of Common Stock issuable upon exercise of the underwriters’ option to purchase additional shares (collectively, the “Shares”), as well as the associated rights to purchase shares of the Company’s Series A preferred stock, par value $0.0001 per share (the “Rights”), that will trade with the Shares prior to the occurrence of certain events, none of which has occurred as of the date of this letter. The offer and sale of the Shares and the Rights are covered by the registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 17, 2018 (Registration No. 333-222597), as amended (the “Registration Statement”), and are being offered pursuant to a base prospectus dated February 7, 2018 (the “Base Prospectus”), a preliminary prospectus supplement dated June 19, 2018 filed with the Commission pursuant to Rule 424(b) under the Act (the “Preliminary Prospectus Supplement”) and a final prospectus supplement dated June 20, 2018 filed with the Commission (together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated June 20, 2018 between Cantor Fitzgerald & Co., as representative of the several underwriters, and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon

Exhibit 5.1

certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware and, solely with respect to the opinion in paragraph (y) below, the internal laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, when (a) the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, upon issuance, delivery and payment therefor in an amount not less than the par value thereof in the circumstances contemplated by the Propsectus, and (b) the Rights have been duly issued in accordance with the terms of the Rights Agreement, dated as of May 19, 2017 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), pursuant to which the Rights will be issued, (x) the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and such Shares will be validly issued, fully paid and nonassessable, and (y) the Rights will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
With your permission, we have made (and are relying upon) the following assumptions, without any independent investigation or inquiry by us, and our opinions expressed above are subject to, and limited and qualified by the effect of, the following assumptions: (1) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware, (2) all representations, warranties, and other statements as to factual matters that are contained in the documents that we reviewed in connection with this opinion letter are accurate and complete, and all corporate records furnished to us by the Company are accurate and complete; (3) the Rights Agreement constitutes the valid and binding obligation of the Rights Agent, enforceable against the Rights Agent in accordance with its terms; and (4) with respect to documents that we reviewed in connection with this opinion letter, all documents submitted to us as originals are authentic and complete; all documents submitted to us as certified, electronic, facsimile, or photostatic copies conform to the originals of such documents, and such original documents are authentic and complete; the signatures on all documents are genuine; and all natural persons who have executed any of the documents have the legal capacity to do so.
In addition, in rendering the opinion in paragraph (y) above with respect to the Rights, (1) we do not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (2) we assume that the members of the Board of Directors of the Company acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement, and (3) we address the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision

Exhibit 5.1

of the Rights Agreement or of the Rights issued thereunder would result in invalidating the Rights Agreement or the Rights in their entirety.
Our opinions are subject to (a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium, and other similar laws and court decisions relating to or affecting the rights and remedies of creditors, (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, and fair dealing, and the discretion of the court before which a proceeding is brought, and (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy or otherwise illegal. Furthermore, we neither express nor imply any opinion as to (1) any provision for liquidated damages, default interest, default charges, late charges, monetary penalties, make-whole premiums, or other economic remedies to the extent such provisions are deemed to constitute a penalty, (2) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (3) waivers of rights or defenses, (4) any provision requiring the payment of attorneys’fees, where such payment is contrary to law or public policy, (5) advance waivers of claims, defenses, rights granted by law, notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (6) waivers of broadly or vaguely stated rights, (7) provisions for exclusivity, election, or cumulation of rights or remedies, (8) provisions authorizing or validating conclusive or discretionary determinations, (9) grants of setoff rights, (10) proxies, powers, and trusts, or (11) the severability, if invalid, of provisions to the foregoing effect. We neither express nor imply any opinion regarding the validity, binding effect, or enforceability of any agreement except to the extent expressly stated above in this opinion letter.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on June 20, 2018 and to the reference to our firm in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TroyGould PC